Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, dated and effective as of December 9, 2004, (the “Effective Date”), is made and entered into by and between Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), and Richard Battista (the “Executive”).

        WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth herein; and

        WHEREAS, Executive wishes to accept such employment with the Company on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties agree as follows:

          1.   Employment, Duties and Acceptance

        1.1   Employment by the Company. The Company agrees to employ Executive to render exclusive and full-time business services to the Company. From the Effective Date until the end of the Term (as hereinafter defined), subject to the terms of this Agreement, Executive shall serve as, and his title shall be, Chief Executive Officer of the Company. As the Chief Executive Officer of the Company, Executive shall perform the functions assigned and have authority delegated to him as the Chief Executive Officer of the Company and will report directly to the Board of Directors of the Company (the “Board”) and the Executive Chairman of the Board. There shall be no other officers of the Company equal or senior to the Executive with the exception of the Executive Chairman of the Board who shall be senior to the Executive. Except as otherwise required by law or applicable regulation, all employees of Gemstar shall report directly or indirectly to Executive with the exception of the President of the TV Guide Publishing Group who shall also report to the Executive Chairman. Executive shall serve as a member of the Board. Executive shall also serve as a member of the Executive Committee of the Board. Executive shall serve as a member on other boards of directors or committees if and when requested by the Board. Executive shall not be entitled to receive any additional compensation for serving as a member of the Board or on any other board of directors or committees.

        1.2   Acceptance of Employment by the Executive. Executive accepts such employment and agrees to devote his full time and attention as necessary to fulfill all of the duties of his employment hereunder and shall render the services described above. Without the prior written consent of the Company, Executive agrees that while he is employed by the Company he will not, directly or indirectly, engage in any other business activities or pursuits, whether on his own behalf or on behalf of any other person, firm or corporation, except for making passive investments permitted by Section 5.1.1 hereof.

        1.3   Place of Employment. Executive’s principal place of employment shall be at the Company’s principal office in Los Angeles County, California, subject to such travel as the rendering of the services hereunder may require.

        2.     Term of Employment. The Company hereby employs Executive for a three year period commencing on the Effective Date and ending on December 9, 2007 (the “Term”), unless sooner terminated as herein provided.

        3.     Compensation and Benefits.

                3.1   Compensation. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay Executive during the Term a base salary and bonus as follows:

                3.1.1  Base Salary. Executive shall be paid, on regular pay dates as now in effect or shall then be in effect under Company policy, at the rate of $850,000 per annum, subject to annual increase at the discretion of the Board (“Base Salary”); provided that, such increase shall not be less than the increase, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles area (or any successor Consumer Price Index) based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the preceding year cost of living.

                3.1.2  Bonus. The Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) for each fiscal year during the Term, on or before the 90th day of the fiscal year then ended. The target amount for the bonus shall be 50% of the Base Salary (the “Target Bonus”) but the actual amount shall be determined in the sole discretion of the Company, but in no event less than 30% of the Executive’s Base Salary for the fiscal year then ended or such lesser pro-rated amount if the first or last year of the Term shall be less than twelve months.

        3.2   Participation in Employee Benefit Plans. Executive shall be entitled to participate in all benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of the Company including: (i) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan, including without limitation the Company’s 1994 Stock Incentive Plan, as amended and restated (the “Plan”), and (ii) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans (collectively, the “Benefits”).

        3.3   Business Expenses. During the Term, the Company shall pay, or reimburse Executive for, all reasonable expenses actually incurred or paid by Executive during the Term, in connection with his performance of his duties hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company shall reasonably require. Executive will be permitted to travel for business on terms no less favorable than those applicable to executives at his level under the Company’s travel policy, which shall include first class air travel when available. The Company shall also reimburse Executive for all reasonable and documented legal fees incurred by Executive in connection with the negotiation and documentation of this Agreement.

        3.4   Stock Options. As of the market close on December 9, 2004 (the “Grant Date”), the Company hereby grants the Executive options (the “Options”) under the Plan to purchase a total of one million shares of Company Common Stock. Except as otherwise expressly provided in this Agreement, the Options shall be subject to the Company’s standard form of option agreement. Each option shall be granted at an exercise price per share equal to $5.40 and for a term of 10 years. The Option Agreement will provide that the Option shall vest and become exercisable, subject to the Executive’s continued employment with the Company (except as provided herein), at the times and as to the number of shares determined as follows:

Date	No. of Shares Vesting and Becoming Exercisable
First Anniversary of the Grant Date	333,333
Second Anniversary of the Grant Date	333,333
Third Anniversary of the Grant Date	333,334

The Company shall use its best efforts to assure that all shares issuable upon exercise of Options will be, upon issuance, registered on a Form S-8 Registration Statement (or any successor form) and satisfy the requirements of Rule 16b-3(d) under the Exchange Act of 1934 (the “Exchange Act”) so as to exempt the Option Grant under Section 16(b) of the Exchange Act.

        3.5   Vacation. Executive shall be entitled to not less than four weeks’ vacation during each year of the Term to be scheduled at mutually agreeable times and accrued and taken in accordance with Company policy.

        3.6   Automobile Allowance. The Company shall provide Executive with a car allowance of $1,000 per month to be used for the purchase, lease and maintenance of an appropriate automobile for his use during the term of Executive’s employment hereunder. If, in lieu of such allowance, the Company leases or purchases an automobile for Executive’s use, Executive shall have the ability to assume the lease at the end of the term thereof or purchase the automobile at its residual or depreciated value at the end of the Term.

        3.7   Disability Insurance. During the Term, the Company agrees to purchase and keep in effect, or reimburse Executive for the cost of, one or more policies of disability insurance reasonably satisfactory to Executive and the Company, with maximum annual premiums not to exceed $22,000. Such policy will contain a feature permitting Executive to continue the policy at his cost following the end of the Term.

        3.8   Life Insurance. During the Term, the Company agrees to purchase and keep in effect, or reimburse Executive for the cost of, a policy of life insurance reasonably satisfactory to Executive and the Company, with maximum annual premiums not to exceed $10,000. Such policy will contain a feature permitting Executive to continue the policy at his cost following the end of the Term.

        4.     Termination of Employment

        4.1   Termination Due to Death. Executive’s employment shall terminate automatically upon the Executive’s death during his employment with the Company. In such event, his estate or his beneficiaries, as the case may be, shall be entitled to:

(a)	payment of his Base Salary through the date of death;

(b)	payment of the pro-rated portion of the Annual Bonus for the fiscal year in which Executive’s death occurs, payable promptly after the fiscal year ending after the date of Executive’s death;

(c)	exercise any stock options which shall have vested as of the date of Executive’s death for a period of one year following the date of termination; all unvested or unexercisable options as of such date shall be terminated and forfeited; and

(d)	other or additional benefits in accordance with applicable plans and programs of the Company.

        4.2   Termination Due to Disability. In the event Executive’s employment is terminated due to his disability (as defined below), he shall be entitled in such case to the following (but in no event less than the benefits due to him under the then current disability program of the Company):

(a)	payment of his Base Salary through the date of termination;

(b)	payment of the pro-rated portion of the Annual Bonus for the fiscal year in which termination due to disability occurs, payable promptly after the end of the fiscal year ending after the date of such termination;

(c)	exercise any stock options which shall have vested as of the date of Executive’s termination for a period of one year following the date of termination; all unvested or unexercisable options as of such date shall be terminated and forfeited;

(d)	until the earlier of the end of such disability and December 9, 2007, continued participation in medical, dental, hospitalization and life insurance coverage and in such other employee plans and programs in which he was participating (and on the same basis that he was participating) on the date of termination of his employment due to disability subject to the terms of such plans and to the extent such coverage may be made available to disabled employees; and

(e)	other or additional benefits in accordance with applicable plans and programs of the Company.

        For purposes of this Agreement, “disability” shall mean Executive’s inability to substantially perform his duties and responsibilities under this Agreement for (i) a period of 120 consecutive days or (ii) an aggregate of 180 days during any twelve month period.

      4.3   Termination for Cause.

(a)	For the purposes of this Agreement, “Cause” shall mean:

(i)	Executive is convicted of, or pleads guilty or nolo contendre to, a felony;

(ii)	Executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates; or

(iii)	Executive breaches any material affirmative or negative covenant or undertaking hereunder (other than immaterial breaches), which breach, if curable, is not substantially cured within thirty days after written notice to Executive specifying such breach.

(b)	The Company shall have the right to terminate Executive’s employment for Cause. A termination for Cause shall be communicated by a written notice of termination to Executive, which notice of termination shall set forth the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(c)	In the event the Company terminates Executive’s employment for Cause, (i) he shall be entitled to Base Salary through the date of the termination of his employment for Cause, (ii) all unvested or unexercisable options as of the date of termination shall be terminated and forfeited ,(iii) all previously vested options as of the date of termination shall immediately cease to be exercisable, and (iv) the Company shall have no further obligations to the Executive.

        4.4   Termination without Cause. If the Company terminates Executive’s employment for any reason during the Term other than those specified in Section 4.1, 4.2 or 4.3 above, or if the Executive terminates his employment for a Good Reason (as set forth in Section 4.5 below), he shall be entitled to receive the following:

(a)	payment of his Base Salary and the guaranteed portion of his Annual Bonus through the end of the Term (payable over the remainder of the Term);

(b)	the right to exercise any vested stock options and any unvested options which would have vested if the Executive continued his employment until the end of the Term; In each case, Executive shall have the right to exercise such options for the remainder of the option term; and

(c)	until the earlier of the end of the Term and the date on which Executive finds other employment, continued participation in the employee plans and programs (including the programs set forth in Sections 3.6, 3.7 and 3.8, but excluding the option plan) in which he was participating on the date of termination of his employment subject to the terms of such plans.

Executive agrees to accept the severance provided in this Section 4.4 as liquidated damages in lieu of any other damages or severance benefits to which he might be entitled as a result of the termination of his employment with the Company. The Company agrees that the payments contemplated by this Section 4.4 shall not be reduced by any compensation Executive may receive as a result of employment by any other person or entity after the termination of his employment. The Company agrees that Executive shall have no obligation to mitigate damages in the event his employment is terminated under this Section 4.4.

        4.5   Termination by the Executive for Good Reason. If News Corporation and its affiliates (including entities in which News Corporation owns less than 50%) sells, in the aggregate, more than two-thirds of its existing equity interest in the Company to a third party and the Executive is not offered a position at News Corporation with a comparable salary and bonus, or the Company, without the written consent of the Executive (i) diminishes Executive’s title or position, (ii) reassigns the Executive to a geographic location outside of Los Angeles County, (iii) makes a material change that is adverse to Executive in the nature of the Executive’s responsibilities, authority or status (other than changes resulting from dispositions of divisions, subsidiaries or operating units, the outsourcing of corporate functions, or any increase in the Executive’s responsibilities), (iv) does not reelect Executive to the Board, Executive Committee or Special Committee (so long as Executive shall not have previously resigned or been removed for cause from the Board, Executive Committee or Special Committee), or (v) the Company breaches any material provision of this Agreement (other than immaterial breaches), then in each such case Executive shall be entitled to consider his employment to have been constructively terminated by the Company and to, therefore, quit for “Good Reason” and receive the amounts and benefits and waivers of the duty to mitigate damages and the Company’s right of offset set forth in Section 4.4 above as though Executive had been terminated without Cause; provided however that the Executive shall not be entitled to terminate his employment pursuant to this Section 4.5 unless the Executive has previously notified the Company in writing of the basis for such termination and the Company has been given 30 days to substantially cure the breach specified, to the extent curable.

        4.6   Calculation of Bonus. For purposes of Section 4.1(b) and Section 4.2(b) above, the pro-rated portion of the Annual Bonus referenced in such sections shall be determined by multiplying such Annual Bonus by a fraction, the numerator of which shall be the number of days during such fiscal year that Executive was employed and the denominator of which shall be 365.

        5.     Certain Covenants of the Executive.

        5.1   Covenants Against Competition. Executive acknowledges that the services to be furnished by Executive hereunder and the rights and privileges granted to the Company by Executive are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach or threatened breach by Executive of any of the provisions contained in this Section 5.1 will cause the Company, irreparable injury and damage. In order to induce the Company to enter into this Agreement, Executive covenants and agrees that:

        5.1.1  Non-Compete. During the Term, Executive will not, in any manner directly or indirectly, engage in any business which competes with business in which the Company is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged. The foregoing does not prohibit the Executive’s ownership of less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are reported on NASDAQ, or are regularly traded in the over-the-counter market by a member of a national securities exchange.

        5.1.2  Employees of the Company. Executive shall not, during the Term, or for a period of one year thereafter, directly or indirectly, induce, solicit or attempt to induce or solicit any employee of the Company, with the exception of his personal assistant, or its affiliates to leave the Company or such affiliates.

        5.1.3  Property of the Company. Executive acknowledges that the relationship between the parties hereto is exclusively that of employer and employee, and that the Company’s obligations to him are exclusively contractual in nature. The Company and/or its affiliates shall be the sole owner or owners of all the fruits and proceeds of Executive’s services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Executive may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including, without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by the Executive (or anyone claiming under him) of any kind of character whatsoever (other than Executive’s right to compensation hereunder). Executive agrees that he will have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Executive shall, at the request of the Company, execute such assignments, certificates, applications, filings, instruments or other documents, consistent herewith, as the Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties or works.

        5.1.4  Confidential Information. With the exception of Executive’s personal files and rolodex, all memoranda, notes, records and other documents made or compiled by Executive, or made available to him during the Term, concerning the business or affairs of the Company or its affiliates shall be the property of the Company or such affiliates and shall be delivered to the Company or its affiliates on the termination of this Agreement or at any other time on request. Executive shall keep in confidence and shall not use for himself or others, or, except in the course of carrying out his duties hereunder, divulge to others, any information concerning the business or affairs of the Company or its affiliates which is not otherwise publicly available and which is obtained by Executive as a result of his employment, including, but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, including, without limitation, financial information, programming or plans of the Company or its affiliates, unless disclosure is permitted by the Company or required by law.

        5.1.5  Right to Use Name. During the Term, the Company shall have the right to use Executive’s approved biography, name and approved likeness in connection with its business, including in advertising its, or their, products and services, but not for use as a direct or indirect endorsement.

        5.1.6  Cooperation. Executive agrees that during the Term and thereafter he will, subject to his professional availability, cooperate in the Company’s and its affiliates defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the Term. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket costs incurred by Executive in providing such assistance.

        5.1.7  Survival. The covenants set forth above in this Section 5.1 (the “Restrictive Covenants”), with the exception of Section 5.1.5, shall survive the termination of this Agreement.

        5.2     Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

        5.3     Blue-Pencilling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        6.     No Prior Agreements. Executive represents and warrants that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may prevent or otherwise conflict with, the full performance of his obligations and duties under this Agreement.

        7.     Other Provisions.

        7.1    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or telecopied, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally or telecopied, or if mailed, two days after the date of mailing, as follows:

        (i)   if to the Company, to:
                            Gemstar-TV Guide International, Inc.
                            6922 Hollywood Boulevard, 12th Floor
                           Los Angeles, California 90028
                           Attention: General Counsel

        (ii)   if to Executive, to:
                            Richard Battista
                            Gemstar-TV Guide International, Inc.
                           6922 Hollywood Boulevard, 12th Floor
                           Los Angeles, California 90028

                           with copies to:
                            Alan J. Epstein, Esq.
                            Jackoway Tyerman Wertheimer Austen Mandelbaum & Morris, P.C.
                           1888 Century Park East, 18th Floor
                           Los Angeles, CA 90067

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

        7.2    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

        7.3    Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        7.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made within the State of California, without regard to its conflict of law rules which are deemed applicable herein.

        7.5    Arbitration.

                 (a)     Except as provided in Section 7.5(e) below, the Company and Executive agree that any dispute or controversy arising out of, relating to, or in any way connected to Executive’s employment with the Company, whether or not arising out of this Agreement, its interpretation, validity, construction, performance, breach, or termination, shall be settled by binding neutral arbitration in accordance with the then in effect JAMS Employment Arbitration Rules & Procedures and Minimum Standards of Procedural Fairness (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be in writing, and shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

                 (b)     Executive understands that by consenting to the arbitration provisions of this Agreement, Executive is waiving his right to a jury trial.

                 (c)     The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 et seq., and by the Rules, without reference to state arbitration law, except that each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator. Each party shall also be entitled to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it.

                 (d)     The Company and Executive hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The arbitration proceeding shall take place in Los Angeles County, California.

                 (e)     Notwithstanding any other provision to this Agreement, either party to this Agreement may apply to any court of competent jurisdiction located in Los Angeles County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

                 (f)     Any arbitration proceedings conducted under the terms of this Agreement will be conducted confidentially. All documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence and under seal, and shall be available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive and maintain all such information in confidence.

                 (g)     The Company shall pay all arbitration-related expenses that would not have been incurred if the case had been brought in court. However, the prevailing party may recover his or her outside attorney’s fees and expenses to the extent permitted by law.

                 (h)        Executive acknowledges that this arbitration provision has been included at his request. Executive further acknowledge that he understands that by signing this agreement, he agrees, except as provided in Sections 7.5(e), to submit any claims or disputes arising out of, relating to, or in any way connected to his employment with the Company, whether or not arising out of this Agreement, its interpretation, validity, construction, performance, breach, or termination, to binding neutral arbitration. Executive further understands that this arbitration provision constitutes a waiver of his right to a jury trial and applies to the resolution of all disputes concerning his relationship with the Company.

        7.6    Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. This Agreement shall inure to the benefit of the successors of the Company and assigns permitted by this agreement and to the benefit of any other corporation or entity which is a parent of the Company to which the Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

        7.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        7.8    Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        7.9    Indemnity. To the maximum extent permitted by applicable law, Company shall indemnify Executive and hold Executive harmless from and against any and all clams, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs of investigation and experts, settlements and other amounts actually incurred by Executive in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon) incurred by Executive in any and all threatened, pending or completed actions, suits or proceedings, whether civil, criminal administrative or investigative (including, without limitation, actions, suits or proceedings brought by or in the name of Company) arising, directly or indirectly, by reason of Executive’s status, actions or inaction as a director, officer, employee or agent of Company or of an affiliate of Company so long as Executive’s conduct was in good faith. The Company shall promptly advance to Executive upon request any and all expenses incurred by Executive in defending any and all such actions, suits or proceedings to the maximum extent permitted by applicable law. However, the Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that the Executive is not legally entitled to be indemnified by the Company.

        7.10   Attorney’s Fees. If legal action is brought in connection with this Agreement or arising out of the subject matter hereof, the prevailing party in such legal action shall be entitled to recover reasonable outside attorneys fees and other costs incurred in that action in addition to any other relief to which such party may be entitled.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of December 9, 2004.

GEMSTAR - TV GUIDE INTERNATIONAL, INC. By: /s/ Stephen H. Kay —————————————— Name: Stephen H. Kay Title: Executive Vice President, General Counsel and Secretary

/s/ Richard Battista —————————————— Richard Battista